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EXHIBIT 99.1

        TMT MOTOCO, A BRAZILIAN SUBSIDIARY OF TECUMSEH PRODUCTS COMPANY,
                         REQUESTS JUDICIAL RESTRUCTURING

TECUMSEH, Mich., March 22, 2007--TMT Motoco, the Brazil-based engine manufacturing subsidiary of Tecumseh Products Company (Nasdaq: TECUA, TECUB) ("Tecumseh" or the "Company"), today filed a request in Brazil for court permission to pursue a judicial restructuring. The requested protection under Brazilian bankruptcy law is similar to a U.S. filing for Chapter 11 protection in that during such a restructuring TMT Motoco would remain in possession of its assets and its creditors could not impose an involuntary restructuring on it.

The Company said TMT Motoco requested the judicial restructuring following the rejection of its request for a temporary stay pending its previously announced appeal of a Brazilian court's decision, entered on March 15, 2007, denying its request to impose financial restructuring terms on two of its lenders.

TMT Motoco has suspended operations and, with the consent of its unions, has placed its employees on vacation furlough.

Also as previously announced, TMT Motoco and a majority of its lenders had previously signed an out-of-court restructuring agreement extending payment dates for TMT Motoco's debt on the same terms sought to be imposed on the two dissenting lenders in the court action. In conjunction with its March 15th ruling, the Brazilian court lifted a stay that had previously prevented one of the dissenting banks from pursuing collection proceedings. The court also implemented sweep procedures for TMT Motoco's bank accounts. These actions had the effect of accelerating TMT Motoco's debt to the dissenting bank, which totals approximately $18 million, making it all now due and payable and enabling the bank to pursue its remedies for collection under Brazilian law. TMT Motoco had also asked the Brazilian court for injunctive relief to suspend the outcome of the ruling pending its appeal; that request, however, was denied. TMT Motoco's appeal has been withdrawn.

The filing in Brazil constitutes an event of default with the Company's domestic lenders. This will enable these lenders to accelerate repayment of the Company's debt unless such lenders agree to waive the defaults or enter into curative amendments to the Company's first and second lien credit agreements to eliminate the default and make other necessary changes to those agreements. In the Company's ongoing discussions with these lenders, Tecumseh to date has received no indication that they intend to accelerate or that they will not agree to any requested consents, waivers, or amendments. There can be no assurance, however, that the Company will reach an agreement with its domestic lenders or as to what the terms of any such agreement may be.

Tecumseh's management is continuing to assess what impact the developments at TMT Motoco may have on its other businesses. The Company's management is working to protect these other businesses from any adverse effects of the events at TMT Motoco to the greatest extent possible.

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In that regard, the Company noted that it expects to meet all existing commitments to its engine customers in North America as it currently has six weeks of inventory en route from Brazil and it also has inventory available in its warehouse in El Paso, Texas and its plant in Dunlap, Tennessee.

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of our ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xiv) the ability of the Company to maintain adequate liquidity in total and within each foreign operation; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity; xviii) the ongoing financial health of major customers; and xix) the continuing willingness of our domestic and foreign lenders to cooperate with us in modifying covenants and repayment terms as required to accommodate changes in our business. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Roy Winnick or Michael Freitag, Kekst and Company, 1-212-521-4800.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.